Exhibit 10.28

EXECUTION COPY

October 2003

RECEIVABLES OFFER DEED

Between

JOHNSONDIVERSEY UK LIMITED

as Originator

and

JWPR CORPORATION

as Buyer

7-11 Moorgate

London EC2R 6HH

TABLE OF CONTENTS

1. Definitions and Interpretation		1
1.1	Definitions	1
1.2	Construction	5
1.3	Currency	6
1.4	Statutes	6
1.5	Time	6
1.6	References to Agreements	6

2. AMOUNTS AND TERMS		7
2.1	Offer to sell	7
2.2	True Sale	7
2.3	Payment for the Purchase	8
2.4	Purchase Price Credit Adjustments	10
2.5	Payments and Computations, Etc	10
2.6	Transfer of Records	11
2.7	Cheques and Bills of Exchange	11

3. REPRESENTATIONS AND WARRANTIES		11
3.1	Representations and Warranties of the Originator	11

4. CONDITIONS OF PURCHASE		15
4.1	Conditions Precedent to Purchase	15
4.2	Conditions Precedent to Subsequent Payments	16

5. COVENANTS		16
5.1	Positive Covenants of the Originator	16
5.2	Negative Covenants of the Originator	22

6. AMORTISATION EVENTS		23
6.1	Amortisation Events	23
6.2	Remedies	24

7. INDEMNIFICATION		25
7.1	Indemnities by the Originator	25
7.2	Other Costs and Expenses	27

8. ADMINISTRATION AND COLLECTION		27
8.1	Designation of Sub-Servicer	27
8.2	Collection Account	27
8.3	Responsibilities of Originator	28
8.4	Servicing Fees	28
8.5	Reports	28

9. TERMINATION		28

10. MISCELLANEOUS		28
10.1	Recoupment of Value Added Tax	28
10.2	Waivers and Amendments	29
10.3	Notices	29

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10.4	Further Assurance	29
10.5	Confidentiality	30
10.6	Bankruptcy Petition	31
10.7	Governing Law	31
10.8	Courts of England	31
10.9	Waiver	32
10.10	Service of Process	32
10.11	Proceedings in Other Jurisdictions	32
10.12	General Consent	32
10.13	Waiver of Immunity	32
10.14	Integration; Binding Effect; Survival of Terms	32
10.15	Partial Invalidity	33
10.16	Counterparts	33
10.17	Third Party Rights	33

SCHEDULE 1
Places of Business; Locations of Records		36

SCHEDULE 2
UK Collection Account(s); Collection Bank(s)		37

SCHEDULE 3
Credit and Collection Policy		38

SCHEDULE 4
Form of Subordinated Note		41

SCHEDULE 5
Part 1 Documents to be Delivered to Buyer on or Prior to the Purchase		48
Part 2 Form of Compliance Certificate		49

SCHEDULE 6
Form of Offer Notice		50

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THIS RECEIVABLES OFFER DEED, is dated October 2003 and made between:

(1)	JOHNSONDIVERSEY UK LIMITED, a limited liability company incorporated under the laws of England and Wales having its registered offices at Weston Favell Centre, Northampton NN3 8PD, United Kingdom (the “Originator”); and

(2)	JWPR CORPORATION, a state of Nevada corporation, having its chief principal office at CSC Services of Nevada Inc., 502 East John Street, Carson City, NV89706, United States of America (the “Buyer”).

WHEREAS:

(A)	The Originator now owns, and from time to time hereafter will own, Receivables. The Originator wishes to offer to sell and assign to the Buyer, all of the Originator’s right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto and the Buyer is willing to consider the purchase of such Receivables and may accept such offer of the Originator by payment of the Purchase Price for Receivables in accordance with the provisions of this Deed.

(B)	The Originator and the Buyer intend the transactions contemplated by the acceptance (if any) of the Buyer of the Offer from the Originator to be true sales of the Receivables from the Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Originator and the Buyer do not intend these transactions to be, or for any purpose to be characterised as, loans from the Buyer to the Originator.

(C)	The Originator and the Buyer wish to set out in this Deed the terms on which the Originator may offer to sell and assign, and the Buyer may, but has no obligation or commitment to, accept and purchase Receivables.

(D)	The Originator and the Buyer accordingly acknowledge that this Deed does not of itself constitute an agreement for the sale of Receivables by the Originator to the Buyer.

(E)	Following the purchase of Receivables from the Originator, the Buyer will sell undivided interests therein and in the associated Related Security and Collections pursuant to the Receivables Purchase Agreement dated 2 March 2001 the “Purchase Agreement”) among the Buyer, Falcon Asset Securitization Corporation (the “Company”), the financial institutions from time to time party thereto as “Financial Institutions” and Bank One, NA (Main Office Chicago) or any successor agent appointed pursuant to the terms of the Purchase Agreement, as agent for the Company and such Financial Institutions (in such capacity, the “Agent”) as most recently amended by Amendment Agreement No 8 dated the date hereof.

1. DEFINITIONS AND INTERPRETATION

1.1	Definitions

The terms defined in Exhibit I to the Purchase Agreement shall have the same meanings in this Deed except so far as the context otherwise requires or unless otherwise defined herein.

In this Deed, the following terms shall have meanings set out below.

“Amortisation Date” means the earliest to occur of (i) the Facility Termination Date, (ii) the Business Day immediately prior to the occurrence of a Amortisation Event set out in Clause 6.1(d) (subject to the proviso therein with regard to involuntary proceedings), (iii) the Business Day specified in a written notice from the Buyer to the Originator following the occurrence of any other Amortisation Event, and (iv) the date which is 60 Business Days after the Buyer’s (and, if the Purchase Agreement is in effect, the Agent’s) receipt of written notice from the Originator that it wishes to specify an earlier Facility Termination Date.

“Amortisation Event” has the meaning set out in Clause 6.1.

“Authorised Officer” means, with respect to the Originator, any of its directors or secretary.

“Business Day” means any day on which banks are not authorised or required to close in London, New York or Chicago and The Depositary Trust Company of New York is open for business.

“Calculation Period” means each Reporting Period or portion thereof which elapses during the term of this Deed. The first Calculation Period shall commence on the date of the first Purchase of Receivables hereunder and the final Calculation Period shall terminate on the date this Deed terminates in accordance with Clause 9.

“Centre of Main Interests” has the meaning given to it in Article 3(1) of Council Regulation (EC) No. 1345/2000 of 29 May 2000 on Insolvency Proceedings.

“Contracts” means any agreement and, for the avoidance of doubt, any oral agreement, evidence by invoice, contract right, payment intangible, promissory note, chattel paper, instrument, document or general intangible, between the Originator and an Obligor pursuant to which the Obligor is obliged to pay for the sale of goods or the rendering of services by the Originator and which, for the avoidance of doubt, shall exclude (i) the master sale agency agreement dated 3 May 2003 between Unilever N.V., Unilever plc and JohnsonDiversey Inc. (formerly known as S.C. Johnson Commercial Markets Inc.), and (ii) contracts entered into by branches of the Originator in Denmark and Finland.

“Credit and Collection Policy” means the Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof, as summarised in Schedule 3 and as modified from time to time in accordance with this Deed.

“Deed of Trust and Charge” the deed of trust and charge over the UK Collection Account dated the date hereof between the Buyer and the Originator.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate and (ii) 2 per cent. per annum.

“Deposit” shall have the meaning ascribed to it in the Deed of Trust and Charge.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in Clause 2.4(a).

“Discount Factor” means a percentage calculated to provide the Buyer with a reasonable return on its investment in the Receivables (based on the profit margin that the Buyer may achieve by purchasing the Receivables and the cost to the Buyer of collecting the Receivables) after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to the Buyer of financing its investment in the Receivables during such period and (ii) the risk of non-payment by the Obligors. The Originator and the Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which Originator and the Buyer agree to make such change.

“Eligible Receivable” has the meaning set out in the Purchase Agreement.

“Initial Cutoff Date” has the meaning set out in Clause 2.3(a).

“Insolvency Act” means the Insolvency Act 2000 of England and Wales.

“Intended Characterisation” means, for income tax purposes, the characterisation of the acquisition by the Purchasers of Purchaser Interests under the Purchase Agreement as a loan or loans by the Purchasers to the Buyer secured by the Receivables, the Related Security and the Collections.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of the Originator, (ii) the ability of the Originator to perform its obligations under any Transaction Document, (iii) the legality, validity or enforceability of any Transaction Document, (iv) the Originator’s, the Buyer’s, the Agent’s or any Purchaser’s interest in the Receivables or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectability of the Receivables.

“Monthly Report” has the meaning set out in the Purchase Agreement.

“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the lesser of (i) the excess of (a) a percentage equal to one minus the Discount Factor of the aggregate Outstanding Balance of all “Receivables” under and as defined in the Purchase Agreement at such time, over (b) the sum of (x) the aggregate Capital outstanding at such time, plus (y) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination) hereunder and all “Subordinated Loans” under all of the other Receivables Sale Agreements, and (ii) the shareholders equity of the Buyer at such time.

“Obligor” means a Person obliged to make payments in respect of Receivables.

“Offer Notice” means a notice substantially in the form set out as Schedule 6.

“Original Balance” means, with respect to any Receivable coming into existence after the Initial Cutoff Date, the Outstanding Balance of such Receivable on the date it was created.

“Participating Member State” means any member of the European Community that at the relevant time has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to the Economic and Monetary Union.

“Potential Amortisation Event” means an event which, with the lapse of a grace period or the giving of notice, or both, would constitute an Amortisation Event.

“Purchase” means, in respect of any Receivables, the purchase of such Receivables effected by the acceptance by the Buyer of the offer of the Originator made in an Offer Notice delivered pursuant to Clause 2.1(a) by payment, in accordance with Clause 2.3, of the Purchase Price for such Receivables, the Related Security and the Collections related thereto, together with all related rights in connection therewith.

“Purchase Agreement” has the meaning set out in Recital (E).

“Purchase Price” means, with respect to the Purchase on any day, the aggregate price to be paid by the Buyer to the Originator for such Purchase in accordance with Clause 2.3 for the Receivables, Collections and Related Security being due from the Buyer on such day pursuant to Clause 2.3, which price shall equal (i) the product of (x) the Original Balance of such Receivables, multiplied by (y) one minus the Discount Factor then in effect, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Clause 2.4.

“Purchase Price Credit” has the meaning set out in Clause 2.4.

“Receivable” means all indebtedness and other obligations owed to the Originator by an Obligor under a Contract (at the times such indebtedness arises, and before giving effect to any transfer or conveyance) or the Buyer (after giving effect to the transfers to the Buyer upon acceptance of the offer of the Originator made in an Offer Notice delivered pursuant to Clause 2.1(a)), and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

“Related Security” means, with respect to any Receivable:

(a)	all of the Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by the Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(b)	all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable, and

(c)	all insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise.

“Security” shall have the meaning ascribed to it in the Deed of Trust and Charge.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or other agreement or arrangement having the effect of conferring security.

“Settlement Date” has the meaning set ascribed to it in the Purchase Agreement.

“Subordinated Loan” has the meaning set out in Clause 2.3(a).

“Subordinated Note” means a promissory note in substantially the form set out as Schedule 4, as more fully described in Clause 2.3.

“Tax Credit” means a credit against, relief or remission for, or repayment of any tax.

“Transaction Documents” means, collectively, the Purchase Agreement, this Deed, the Deed of Trust and Charge, the Subordinated Note and all other instruments, documents and agreements executed and delivered in connection herewith.

“UK Collection Account” means the account of JohnsonDiversey UK Limited number 7285429 held with the UK Collection Account Bank.

“UK Collection Account Bank” shall have the meaning ascribed to it in the Deed of Trust and Charge.

“UK GAAP” means the generally accepted accounting principles in the United Kingdom.

“US GAAP” means the generally accepted accounting principles in the United States of America.

1.2	Construction

Unless a contrary indication appears, any reference in this Deed to:

the “Agent”, the “Buyer” or a “Purchaser” shall be construed so as to include their respective and any subsequent successors, transferees and permitted assigns in accordance with their respective interests;

“continuing” in relation to a Potential Amortisation Event or an Amortisation Event shall be construed as meaning that the circumstances constituting such Potential Amortisation Event or Amortisation Event have not been (a) remedied or (b) waived by the Buyer;

the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased at a reasonable rate of exchange on the relevant date with the second currency by the Buyer for the purchase of the first currency with the second currency;

a “Person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“tax” shall be construed so as to include all present and future taxes, charges, imposts, duties, levies, deductions or withholdings of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed together with any penalties, additions, fines, surcharges or interest relating to it; and “taxes” and “taxation” shall be construed accordingly;

“VAT” and “value added tax” shall be construed as value added tax as provided for in the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in any primary or secondary legislation promulgated by the European Community or European Union or any official body or agency of the European Community or European Union, and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar or turnover tax replacing or introduced in addition to any of the same;

1.3	Currency

“€” and “euro” denote the lawful currency of each Participating Member State; “£” and “sterling” denote the lawful currency of the United Kingdom and “U.S.$” and “US dollars” denote the lawful currency of the United States of America.

1.4	Statutes

Any reference in this Deed to a statute or a statutory provision shall, save where a contrary intention is specified, be construed as a reference to such statute or statutory provision as the same shall have been, or may be, amended or re-enacted.

1.5	Time

Any reference in this Deed to a time shall, unless otherwise specified, be construed as a reference to London time.

1.6	References to Agreements

Unless otherwise stated, any reference in this Deed to any agreement or document (including any reference to this Deed) shall be construed as a reference to:

(a)	such agreement or document as amended, varied, novated or supplemented from time to time;

(b)	any other agreement or document whereby such agreement or document is so amended, varied, supplemented or novated; and

(c)	any other agreement or document entered into pursuant to or in accordance with any such agreement or document.

2.	AMOUNTS AND TERMS

2.1	Offer to sell

(a)	Subject to the provisions of this Clause 2, the Originator may at its option irrevocably offer to sell, assign, transfer, set-over and otherwise convey to the Buyer (with full title guarantee and by way of assignment), without recourse (except to the extent expressly provided herein), all of the Originator’s right, title and interest in and to (i) all Receivables existing as of the close of business on the Business Day immediately prior to the date hereof and (ii) all Receivables thereafter arising through and including the Amortisation Date, together, in each case, with all Related Security relating thereto and all Collections thereof by delivery of a duly completed Offer Notice to the Buyer in relation to all existing and future Receivables specifying, inter alia, all Receivables existing as of the date of such notice.

(b)	The Buyer may (but is not obliged to) accept the offer of the Originator made in an Offer Notice delivered pursuant to Clause 2.1(a) by payment of the Purchase Price for the Receivables in accordance with Clause 2.3. In connection with the purchase of any Receivables, the Originator shall deliver such approvals, opinions, information, reports or documents as the Buyer may reasonably request.

(c)	If the Buyer elects to accept the offer of the Originator made in an Offer Notice and makes payment of the Purchase Price in accordance with Clause 2.3, the Buyer shall acquire all of the Originator’s right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the date hereof and thereafter arising through and including the Amortisation Date, together with all Related Security relating thereto.

2.2	True Sale

(a)	It is the intention of the parties hereto that the Purchase of Receivables effected by the acceptance by the Buyer of the offer made in an Offer Notice by payment of the Purchase Price by the Buyer in accordance with Clause 2.3 shall constitute a sale, which sale is absolute and irrevocable and provides the Buyer with the full benefits of ownership of the Receivables. Save for the Purchase Price Credits owed pursuant to Clause 2.4, the sale of Receivables hereunder is made without recourse to the Originator; provided, however, that (i) the Originator shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by the Originator pursuant to the terms of the Transaction Documents to which the Originator is a party, and (ii) such sale does not constitute and is not intended to cause the Buyer or any assignee thereof to assume any obligation of the Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of the Originator.

(b)	Upon the acceptance by the Buyer of the offer of the Originator made in an Offer Notice delivered pursuant to Clause 2.1(a) by payment of the Purchase Price by the Buyer in accordance with Clause 2.3, the Originator agrees to mark its master data processing records relating to the Receivables in accordance with Clause 5.1(e)(ii) with a legend acceptable to the Buyer and to the Agent (as the Buyer’s assignee), evidencing that the Buyer has purchased such Receivables and to note in its financial statements that its Receivables have been sold to the Buyer.

2.3	Payment for the Purchase

The Buyer may accept the offer of the Originator made in an Offer Notice delivered pursuant to Clause 2.1(a) by payment of the Purchase Price for the Receivables as follows:

(a)	the Purchase Price for the Purchase of Receivables in existence on the close of business on the Business Day immediately preceding the date hereof (the “Initial Cutoff Date”) shall be payable in full by the Buyer to the Originator on the Settlement Date immediately following the date of this Deed, and shall be paid to the Originator in the following manner:

(i)	by delivery of immediately available funds, to the extent of the Sterling equivalent of funds made available to the Buyer in connection with its subsequent sale of an interest in such Receivables to the Purchasers under the Purchase Agreement; and

(ii)	the balance, by delivery of the proceeds of a Sterling denominated subordinated revolving loan from the Originator to the Buyer (a “Subordinated Loan”) in an amount not exceeding the lower of (A) the remaining unpaid portion of such Purchase Price, and (B) the maximum principal amount of a Subordinated Loan that could be borrowed without rendering the Buyer’s Net Worth less than the Minimum Net Worth. The Originator is hereby authorised by the Buyer to endorse on the schedule to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of the Buyer thereunder.

(b)	Subject to the Buyer wishing to accept the offer of the Originator and to Clauses 2.3(c) and 2.3(e), the Purchase Price for the Purchase of each Receivable coming into existence after the Initial Cutoff Date shall be due and owing in full by the Buyer to the Originator or its designee on the date each such Receivable came into existence (except that the Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by the Originator to the Buyer hereunder and which have become due but remain unpaid) and shall be paid to the Originator in the manner provided in paragraphs (c), (d) and (e) below.

(c)	With respect to any Receivables coming into existence after the Initial Cutoff Date, the Buyer shall pay the Purchase Price for the Purchase therefor on each Settlement Date in accordance with Clause 2.3(e) and in the following manner:

(i)	first, by delivery of immediately available funds, to the extent of the Sterling equivalent of funds made available to the Buyer from its subsequent sale of an interest in the Receivables to the Agent for the benefit of the Purchasers under the Purchase Agreement or other cash on hand; and

(ii)	second, by delivery of the proceeds of a Subordinated Loan made in accordance with Clause 2.3(a)(ii).

Subject to the limitations set out in Clause 2.3(a)(ii), the Originator irrevocably agrees to advance each Subordinated Loan requested by the Buyer on or prior to the Amortisation Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and shall be payable solely from funds which the Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Purchasers.

(d)	As of the Amortisation Date, the Originator may, at its sole option, offer to sell Receivables to the Buyer unless the Originator reasonably determines that the Purchase Price therefor will not be satisfied with funds available to the Buyer from sales of interests in the Receivables pursuant to the Purchase Agreement, Collections, proceeds of Subordinated Loans, other cash on hand or otherwise.

(e)	Notwithstanding that the Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and payable in full by the Buyer to the Originator on the date such Receivable came into existence:

(i)	and whereas the Buyer intends in the ordinary course to remit to the Originator on a daily basis amounts (to the extent available therefore under the Purchase Agreement) from Collections for application to the Purchase Price obligations, the outstanding settlement of the Purchase Price between the Buyer and the Originator shall be effected on Settlement Dates with respect to all Receivables coming into existence during the same Calculation Period and based on the information contained in the reports delivered by the Servicer pursuant to Clause 8.5 of the Purchase Agreement for the Calculation Period then most recently ended; and

(ii)	increases or decreases in the amount owing under the Subordinated Note made pursuant to Clause 2.3(c) shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

2.4	Purchase Price Credit Adjustments

If on any day:

(a)	the Outstanding Balance of a Receivable is:

(i)	reduced as a result of any defective, rejected or returned goods or services, any discount or any adjustment or otherwise by the Originator (other than cash Collections on account of the Receivables);

(ii)	reduced or cancelled as a result of a set-off in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction); or

(iii)	reduced as a result of a deduction or withholding required by law in respect of taxes payable in respect of the Receivables; or

(b)	any of the representations and warranties set out in Clause 3 are not true when made or deemed made with respect to any Receivable,

the Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable equal to the Outstanding Balance of such Receivable.

If the aggregate amount of all Purchase Price Credits during such Calculation Period exceeds the aggregate amount of Purchase Price payable in respect of the Receivables coming into existence during such Calculation Period, the Originator shall pay an amount in cash equal to such excess to the Buyer on the Settlement Date following the end of such Calculation Period or on such earlier date as the Agent may direct, provided that if the Amortisation Date has not occurred, the Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under the Subordinated Note.

2.5	Payments and Computations, Etc

(a)	All amounts to be paid or deposited by the Buyer hereunder shall be paid or deposited in accordance with the terms hereof in immediately available funds to the account, or to the order, of the Originator designated from time to time by the Originator. If any payment owed by any Person hereunder becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

b)	If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law.

(c)	All computations of interest payable hereunder shall be made on the basis of a year of 365 days for the actual number of days (including the first but excluding the last day) elapsed.

2.6	Transfer of Records

(a)	In connection with the purchase of Receivables by the Buyer, the Originator grants to each of the Buyer, the Agent and the Servicer an irrevocable, non-exclusive licence to use, without royalty or payment of any kind, all software used by the Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by the Originator or is owned by others and used by the Originator under licence agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the licence described herein to be effective, the Originator hereby agrees that upon the request of the Buyer (or the Buyer’s assignee), the Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The licence granted hereby shall be irrevocable and shall terminate on the date this Deed terminates in accordance with Clause 9.

(b)	The Originator shall (i) take such action reasonably requested by the Buyer and/or the Agent (as the Buyer’s assignee) from time to time, that may be necessary or appropriate to ensure that the Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest (to the extent permitted by applicable law and subject to the Originator’s right to retain the Records in order to comply with its statutory obligations and in order to comply with its obligations as Sub-Servicer) in the Records relating to the Receivables purchased from the Originator, and (ii) use its reasonable efforts to ensure that each of the Buyer, the Agent and the Servicer has an enforceable right (whether by licence or sub-licence or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

2.7	Cheques and Bills of Exchange

Upon the occurrence of a declaration of an Amortisation Event under Clause 6.2(a) or of an Amortisation Event pursuant to Clause 6.1(d), the Originator undertakes to endorse to the Buyer any cheques or bills of exchange and/or, if applicable, promissory note the Originator receives in relation to any Receivables. It is hereby agreed that the Originator shall hold possession in any such cheques or bill of exchange and/or, if applicable, promissory note for and on behalf of the Buyer as possessor in accordance with this Deed. In case of cheques or bills of exchange furnished with an endorsement in blank the transfer shall be effected by way of an issuance in blank. In cases of endorsements to the Buyer which are not made in blank the Buyer shall re-endorse the relevant cheque, bill of exchange and/or, if applicable, promissory note by way of proxy endorsement.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Originator

The Originator hereby represents and warrants to the Buyer on the date hereof, on the date of acceptance of the offer made in an Offer Notice delivered pursuant to Clause 2.1(a) and on each date that any Receivable comes into existence until the date on which this Deed terminates in accordance with Clause 9 that:

(a)	Corporate Existence and Power

It is (i) a limited liability company duly incorporated and validly existing under the laws of England and Wales and has all power, corporate or otherwise, and (ii) duly qualified to do business and all governmental licences, authorisations, consents and approvals, required to carry on its business in each jurisdiction in which its business is conducted except in the case of (ii) to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)	Power and Authority; Due Authorisation, Execution and Delivery

The execution and delivery by it of each Transaction Document to which it is a party, and the performance of its obligations thereunder and, its use of the proceeds of the Purchase of Receivables, are within its corporate powers and authority and have been duly authorised by all necessary corporate action on its part. Each Transaction Document to which it is a party has been duly executed and delivered by it.

(c)	No Conflict

The execution and delivery by it of each Transaction Document to which it is a party, and the performance of its obligations thereunder do not contravene or violate (i) its memorandum and articles of association or any shareholder agreements, voting trusts, and similar arrangements applicable to any of its authorised shares, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets or those of its Subsidiaries (except as created by the Transaction Documents) and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)	Governmental Authorisation

Other than the filing or registration of the Deed of Trust and Charge, no authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by it of each Transaction Document to which it is a party and the performance of its obligations thereunder.

(e)	Actions, Suits

There are no actions, suits or proceedings pending, or to the best of its knowledge, threatened, against or affecting it or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. It is not in default with respect to any order of any court, tribunal, arbitrator or governmental body.

(f)	Binding Effect

Each Transaction Document to which it is a party constitutes its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganisation or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)	Accuracy of Information

All information furnished by it or any of its Affiliates to the Buyer (or its assigns) for the purposes of or in connection with any Transaction Document or any transaction contemplated thereby is true and accurate in every material respect on the date such information is stated or certified and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h)	Use of Proceeds

No proceeds of any Purchase Price payment hereunder will be used (i) for a purpose that violates, or would be inconsistent with, any law, rule or regulation applicable to it or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the U.S. Securities Exchange Act of 1934, as amended.

(i)	Good Title

Immediately prior to the date hereof and upon the creation of each Receivable coming into existence after the Initial Cut-Off Date, it is the legal and beneficial owner of (i) the Receivables and (ii) the Related Security with respect thereto free and clear of any Adverse Claim, except as created by the Transaction Documents.

(j)	Beneficial Ownership

On completion of the sale of the Receivables by payment of the Purchase Price by the Buyer in accordance with Clause 2.3, the Buyer shall acquire (i) beneficial title to, with the right to sell and encumber each Receivable existing and hereafter arising, together with the Collections with respect thereto, and (ii) all of Originator’s beneficial right, title and interest in the Related Security, in each case, free and clear of any Adverse Claim, except as created by the Transactions Documents.

(k)	Places of Business and Locations of Records

The principal places of its business and registered office and the offices where it keeps all of its Records are located at the address(es) listed in Schedule 1 or such other locations of which the Buyer has been notified in accordance with Clause 5.2(a) in jurisdictions where all action required by Clause 5.2(a) has been taken and completed.

(l)	Collections

The name and address of the Collection Bank, together with the account number of the UK Collection Account at such Collection Bank are listed in Schedule 2. It has not granted any Person, other than the Buyer (and its assigns), control of the UK Collection Account or the right to take control of the UK Collection Account at a future time or upon the occurrence of a future event.

(m)	Material Adverse Effect

Since 4 July, 2003, no event has occurred that would have a Material Adverse Effect.

(n)	Names

In the past five years, it has not used any corporate names, trade names or assumed names other than as listed in paragraph (iii) of Schedule 1.

(o)	Ownership of the Originator

JohnsonDiversey, Inc. owns, directly or indirectly, 100 per cent. of its issued and outstanding capital stock of the Originator, free and clear of any Adverse Claim. Such capital stock is validly issued and fully paid, and there are no options, warrants or other rights to acquire securities of the Originator.

(p)	Not a Holding Company or an Investment Company

It is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the U.S. Public Utility Holding Company Act of 1935, as amended, or any successor statute. It is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, or any successor statute.

(q)	Compliance with Law

It has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r)	Compliance with Credit and Collection Policy

It has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy.

(s)	Payments to the Originator

With respect to, the Purchase Price received by it for the sale of each Receivable to the Buyer, such Purchase Price constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt.

(t)	Enforceability of Contracts

Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganisation or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u)	Eligible Receivables

Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date it came into existence was, an Eligible Receivable on such date.

(v)	Accounting

The manner in which it accounts for the transactions contemplated by this Deed is not inconsistent with the characterisation or treatment of the transfer of the Receivables as having the effect of a true sale.

(w)	Centre of Main Interests

Its Centre of Main Interests is England and Wales, which is the place where its registered office is located.

4. CONDITIONS OF PURCHASE

4.1	Conditions Precedent to Purchase

If the Buyer elects to accept the offer of the Originator made in an Offer Notice delivered pursuant to Clause 2.1(a) by the payment of the Purchase Price for the Receivables in existence on or prior to the Initial Cut-off Date, such acceptance will be subject to the conditions precedent that (a) the Buyer receives on or before the date of such purchase those documents listed in Schedule 5, (b) all of the conditions to the initial purchase under the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof, (c) the representations and warranties set out in Clause 3 are true and correct on and as of the date such Offer Notice is delivered, and (d) on and as of the date of delivery of such Offer Notice, no event has occurred and is continuing that will constitute an Amortisation Event or a Potential Amortisation Event.

4.2	Conditions Precedent to Subsequent Payments

Upon acceptance by the Buyer of the offer made in an Offer Notice by payment of the Purchase Price by the Buyer in accordance with Clause 2.3, the Buyer’s obligation to pay for Receivables coming into existence after the Initial Cutoff Date shall be subject to the further conditions precedent that (a) the Facility Termination Date shall not have occurred; (b) the Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request and (c) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by the Originator that such statements are then true):

(i)	the Originator has complied with all of its reporting and other obligations under this Deed;

(ii)	the representations and warranties set out in Clause 3 are true and correct on and as of the date such Receivable came into existence as though made on and as of such date; and

(iii)	no event has occurred and is continuing that will constitute an Amortisation Event or a Potential Amortisation Event.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the amounts outstanding under the Subordinated Note or by set-off of amounts owed to the Buyer), the offer made in an Offer Notice delivered pursuant to Clause 2.1(a) shall have been accepted by the Buyer and title to such Receivable and the Related Security and Collections with respect thereto shall vest in the Buyer, whether or not the conditions precedent to the Buyer’s obligation to pay for such Receivable were in fact satisfied. The failure of the Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of the Buyer to rescind the related purchase and direct the Originator to pay to the Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.

5. COVENANTS

5.1	Positive Covenants of the Originator

Until the date on which this Deed terminates in accordance with Clause 9, the Originator hereby covenants as follows:

(a)	Financial Reporting

It will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with UK GAAP or, as the case maybe, US GAAP, and furnish to the Buyer (or its assigns):

(i)	Copies of Notices

Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Buyer, the Agent or Company, copies of the same.

(ii)	Change in Credit and Collection Policy

At least 30 days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.

(iii)	Other Information

It shall provide promptly such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise as the Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of the Buyer (and its assigns) under or as contemplated by this Deed.

(b)	Notices

It will notify promptly the Buyer (or its assigns) in writing of any of the following upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)	Amortisation Events or Potential Amortisation Events

The occurrence of each Amortisation Event and each Potential Amortisation Event, by a statement of any of its Authorised Officers.

(ii)	Judgment and Proceedings

(A) The entry of any judgment or decree against it or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against it and its Subsidiaries exceeds U.S.$10,000,000 or the equivalent thereof, and (B) the institution of any material litigation, arbitration or governmental proceedings against the Originator.

(iii)	Material Adverse Effect

The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)	Defaults Under Other Agreements

The occurrence of a default or an event of default under any material financing arrangement pursuant to which it is a debtor or an obligor.

(c)	Compliance with Laws and Preservation of Corporate Existence

It will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. It will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so qualify or remain in good standing could not reasonably be expected to have a Material Adverse Effect.

(d)	Audits

It will furnish to the Buyer (or its assigns) such information with respect to it and the Receivables as the Buyer (or its assigns) may reasonably request from time to time. It will, during regular business hours as requested by the Buyer (or its assigns) from time to time, upon reasonable notice and at the sole cost of the Buyer, permit the Buyer (or its assigns) or their respective agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under its control relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Originator for the purpose of examining such materials described in sub-paragraph (i) above, and to discuss matters relating to its financial condition or the Receivables and the Related Security or its performance under any of the Transaction Documents or its performance under the Contracts and, in each case, with any of its officers or employees having knowledge of such matters.

(e)	Keeping and Marking of Records and Books

(i)	It will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Originator will give the Buyer (or its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)

It will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to the Buyer (or its assigns), describing the Buyer’s ownership interests in the Receivables and further describing the Purchaser Interests of the Agent (on behalf of the Purchasers) under the Purchase Agreement and (B) upon the request of the Buyer (or its assigns), (x) at any time following the occurrence of an Amortisation Event, upon which the Agent is considering the termination of the appointment of the Seller as Servicer mark each Contract with a legend describing the Buyer’s ownership interests in the Receivables and further describing the Purchaser Interests of the Agent (on behalf of the Purchasers) and (y) after the termination of the appointment of the Buyer as Servicer or any Originator as Sub- Servicer deliver to the Buyer (or its assigns)

all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f)	Compliance with Contracts and Credit and Collection Policy

It will (i) perform and comply timely and fully with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, except to the extent that any failure to do so could not be reasonably expected to have a Material Adverse Effect, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)	Beneficial Title

It will take all necessary action to vest beneficial title to the Receivables, the Related Security and the Collections irrevocably in the Buyer, free and clear of any Adverse Claims other than Adverse Claims in favour of the Buyer (and its assigns) in all appropriate jurisdictions to perfect the Buyer’s beneficial title in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence such interest of the Buyer therein as the Buyer (or its assigns) may reasonably request).

(h)	Purchasers’ Reliance

It acknowledges that the Agent and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon the Buyer’s identity as a legal entity that is separate from it and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Deed, it will take all reasonable steps including, without limitation, all steps that the Buyer (or its assignees) may from time to time reasonably request to maintain the Buyer’s identity as a separate legal entity and to make it manifest to third parties that the Buyer is an entity with assets and liabilities distinct from it and those of its Affiliates and not just a division of it or any such Affiliate. Without limiting the generality of the foregoing, it (i) will not hold itself out to third parties as liable for the debts of the Buyer nor purport to own the Receivables and other assets acquired by the Buyer, (ii) will take all other actions necessary on its part to ensure that the Buyer is at all times in compliance with the covenants set out in Section 7.1(i) of the Purchase Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between it and the Buyer on an arm’s-length basis.

(i)	Collections

It will cause (A) all Collections to be directly deposited into the UK Collection Account and (B) the UK Collection Account to be subject at all times to the Deed of Trust and Charge that is in full force and effect. If any payments relating to Receivables are remitted directly to it or any of its Affiliates, it will remit (or will cause all such payments to be remitted) directly to the Collection Bank and deposited into the UK Collection Account within two Business Days following receipt thereof and, at all times prior to such remittance, it will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Buyer and its assigns. It will not grant or permit to subsist any Security Interest on the UK Collection Account at any time or upon the occurrence of a future event to any Person, except to the Buyer (or its assigns) as contemplated by the Transaction Documents.

(j)	Taxes

It will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing, except any such taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with UK GAAP shall have been set aside on its books and the relevant governmental authority shall not have commenced any enforcement proceedings seeking recourse against any assets of the Originator in respect of such contested taxes. It will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Buyer and its assigns.

(k)	Insurance

It will maintain in effect, or cause to be maintained in effect, at its own expense, such casualty and liability insurance as it deems appropriate in its good faith business judgement. The Buyer and the Agent, for the benefit of the Purchasers, shall be named as additional insured Persons with respect to all such liability insurance maintained by it. It will pay or cause to be paid, the premiums therefor and deliver to the Buyer and the Agent evidence satisfactory to the Buyer and the Agent of such insurance coverage. Copies of each policy shall be furnished to the Buyer, the Agent and any Purchaser in certificated form upon the Buyer’s, the Agent’s or such Purchaser’s request.

(l)	Grossing-Up in relation to taxes

(i)	To the fullest extent permitted by law, the Originator will make all payments under this Deed without any deduction or withholding in respect of taxes unless the deduction or withholding is required by law in which event the Originator will ensure that the deduction or withholding does not exceed the minimum amount legally required. If the Originator, in its individual capacity or as Sub-Servicer, is compelled by law to make any deduction or withholding from any payment pursuant to this Deed, including, without limitation, a payment in respect of Receivables or Collections, the Originator will pay any additional amounts as may be necessary in order that the net amount received by the Buyer after the deduction or withholding (including any required deduction or withholding on the additional amounts) will equal the amount that the Buyer would have received had no deduction or withholding been made. The Originator will provide the Buyer with evidence satisfactory to the Buyer that it has paid such deductions or withholdings.

(ii)	If the Originator makes a payment in respect of tax and the Buyer determines that:

(1)	a Tax Credit is attributable to that payment; and

(2)	the Buyer has obtained, utilised and retained that Tax Credit,

the Buyer shall (subject to paragraph (iii) below and to the extent that such Buyer can do so without prejudicing the availability and/or the amount of the Tax Credit and the right of the Buyer to obtain any other benefit, relief or allowance which may be available to it) pay to the Originator such amount which the Buyer determines will leave it (after that payment) in the same after-tax position as it would have been in had the payment not been made by the Originator.

(iii)	(1) The Buyer shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax Credits and shall not be obliged to arrange its business or its tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit.

(2)	The Buyer shall not be obliged to disclose to any other person any information regarding its business, tax affairs or tax computations save as may be required by law or the requirements of any tax authority.

(3)	If the Buyer has made a payment to the Originator pursuant to this paragraph (l) on account of a Tax Credit and it subsequently transpires that the Buyer did not receive that Tax Credit, the Originator shall, pay to the Buyer the amount which will put it (after that payment is received) in the same after-tax position as it would have been in had no such payment been made to the Originator.

(iv)	The Buyer shall not be obliged to make any payment under paragraphs (ii) and (iii) above if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (having the force of law);

(v)	The Buyer and the Originator shall co-operate in completing any procedural formalities necessary for the Originator to obtain authorisation to make any payment without a deduction or withholding in respect of taxes.

(m)	Pari Passu Ranking

It will ensure that at all times the claims against it under this Deed rank at least pari passu with the claims of all its other unsecured creditors, save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application.

5.2	Negative Covenants of the Originator

Until the date on which this Deed terminates in accordance with Clause 9, the Originator hereby covenants that:

(a)	Name Change, Offices and Records

It will not change its name, identity or corporate structure or relocate its registered office or any office where Records are kept unless it shall have: (i) given the Buyer (or its assigns) at least 45 days’ prior written notice thereof and (ii) delivered to the Buyer (or its assigns) all financing statements, instruments and other documents requested by the Buyer (or its assigns) in connection with such change or relocation.

(b)	Change in Payment Instructions to Obligors

It will not add or terminate the bank as the Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to the UK Collection Account, unless the Buyer (or its assigns) shall have received, at least ten days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account, an executed security equivalent to the Deed of Trust and Charge with respect to the new Collection Account; provided, however, that it may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c)	Modifications to Contracts and Credit and Collection Policy

It will not make any change to the Credit and Collection Policy that could adversely affect the collectability of the Receivables or decrease the credit quality of any Receivables. Except as otherwise permitted in its capacity as Sub-Servicer pursuant to Article VIII of the Purchase Agreement, it will not extend, amend or otherwise materially modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d)	Sales, Liens

It will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement or otherwise) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or the UK Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favour of the Buyer provided for herein or in respect of Receivables re-assigned to the Originator pursuant to Clause 10.1), and it will defend the right, title and interest of the Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under it. It shall not create or suffer to exist any Security Interest on, in or over any of its inventory unless (i) in the case of any inventory, either (A) such Adverse Claim by its express terms is extinguished or released upon the sale, transfer or other disposition of such inventory or (B) such Adverse Claim is a non-consensual lien arising by operation of law and the indebtedness or obligations secured thereby are not then due and payable, and (ii) if requested by the Agent, the applicable lienholder shall have entered into an intercreditor agreement with the Agent in the form and substance satisfactory to the Agent.

(e)	Accounting for Purchase

It will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Receivables and the Related Security by it to the Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Receivables and the Related Security by it to the Buyer except to the extent that such transactions are not recognised on account of consolidated financial reporting in accordance with UK GAAP or, as the case may be US GAAP.

(f)	Centre of Main Interests

Without the prior written consent of the Buyer, it will not cause or allow its Centre of Main Interests to change from England and Wales.

6. AMORTISATION EVENTS

6.1	Amortisation Events

The occurrence of any one or more of the following events shall constitute an Amortisation Event:

(a)	Failure by the Originator: (i) to make any payment or deposit required hereunder when due, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in sub-paragraph (i) above) or any other Transaction Document to which it is a party and such failure continues for five consecutive Business Days.

(b)	Any representation, warranty, certification or statement made by the Originator in this Deed, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been materially incorrect when made or deemed made, provided that, a breach of any representation or warranty which relates solely to the eligibility or characteristics of any Receivable shall not constitute an Amortisation Event hereunder if a Purchase Price Credit Adjustment (and any related payment by the Originator) is duly and timely made in accordance with Clause 2.4;

(c)

(i) Failure by JohnsonDiversey, Inc. or any of its Subsidiaries or Affiliates to pay any Indebtedness when due in an aggregate amount in excess of U.S.$10,000,000 or the equivalent thereof; (ii) the default by JohnsonDiversey, Inc. or any of its Subsidiaries or Affiliates in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or (iii) any such Indebtedness of the JohnsonDiversey, Inc. or any of its Subsidiaries or Affiliates shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d)	(i) Failure by the Originator or any of its Subsidiaries or Affiliates to pay its debts as such debts become due or admit in writing its inability to pay its debts as such debts fall due or make a general assignment for the benefit of creditors; (ii) the Originator ceases or indicates in writing its intention to cease to carry on business or ceases to carry on the whole or substantial part of its business; (iii) any execution, expropriation, attachment, sequestration or distress is levied against the whole or any substantial part of the property, undertaking or assets of the Originator; (iv) the Originator is deemed unable to pay its debts within the meaning of English law on insolvency, including within the meaning of the Insolvency Act, or the value of its assets falls to less than the amount of its liabilities (taking into account for both these purposes its contingent and prospective liabilities); (v) the institution of any proceeding or any action (including the passing of an effective resolution) by or against the Originator or any of its Subsidiaries or Affiliates seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganisation, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganisation or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, provided that in the case of an involuntary proceeding instituted against the Originator or any of its Subsidiaries or Affiliates under paragraphs (iii), (iv) or (v), the Amortisation Date shall not occur or be declared for 60 days after such proceeding is instituted unless the Originator shall at any time during such period consent to or acquiesce in the continuance or maintenance of such proceeding; or (vi) the Originator or any of its Subsidiaries or Affiliates taking corporate action to authorise any of the actions set out in this paragraph (d)(i).

(e)	A Change of Control.

(f)	The existence of one or more final judgments for the payment of money in an amount in excess of U.S.$10,000,000 or the equivalent thereof, individually or in the aggregate, against the Originator or its Affiliates on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for 15 consecutive days without a stay of execution.

6.2 Remedies

(a)	Upon the occurrence and during the continuation of an Amortisation Event, the Buyer may take any of the following actions:

(i)	declare the Amortisation Date to have occurred; provided, however, that upon the occurrence of a Amortisation Event described in Clause 6.1(d) (subject to the proviso therein contained), the Amortisation Date shall automatically occur; and

(ii)	to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by the Originator to the Buyer.

(b)	The rights and remedies set out in paragraph (a) above shall be in addition to all other rights and remedies of the Buyer and its assigns available under this Deed, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, all of which rights shall be cumulative.

7. INDEMNIFICATION

7.1	Indemnities by the Originator

(a)	Without limiting any other rights that the Buyer may have hereunder or under applicable law, the Originator hereby agrees to indemnify the Buyer and its assigns (including, without limitation, the Purchasers and the Agent), officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, stamp duty, sales, excise, registration and other taxes (including any penalties, additions, fines, surcharges or interest relating thereto), liabilities, reasonable costs, expenses and for all other amounts payable, including reasonable legal counsel fees (which legal counsel may be employees of the Buyer or any such assign) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of (A) this Deed or the acquisition, either directly or indirectly, by the Buyer of an interest in the Receivables or (B) following the occurrence of a declaration pursuant to Clause 6.2(a) or an Amortisation Event pursuant to Clause 6.1(d), the Purchase Agreement or the acquisition either directly or indirectly, by any Indemnified Party (other than the Buyer) of an interest in the Receivables, excluding, however:

(i)	Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or wilful misconduct on the part of the Indemnified Party seeking indemnification;

(ii)	Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii)

taxes imposed by the jurisdiction in which such Indemnified Party’s principal registered office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the Intended Characterisation, provided, however, that nothing contained in this sentence shall limit the liability of the Originator or limit the recourse of the Buyer to the Originator for amounts otherwise specifically provided to be paid by the Originator under the terms of this Deed.

(b)	Without limiting the generality of the foregoing indemnification in Clause 7.1(a) above, the Originator shall indemnify the Buyer for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Originator) relating to or resulting or arising from:

(i)	any representation or warranty made by the Originator (or any officers of the Originator) under or in connection with any Transaction Document or any other information or report delivered by the Originator pursuant thereto that shall have been false or incorrect when made or deemed made;

(ii)	the failure by the Originator, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the non-compliance of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of the Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)	any failure of the Originator to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Document;

(iv)	any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)	any dispute, claim, set-off or defence (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defence based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)	the commingling of Collections of Receivables at any time with other funds;

(vii)	any investigation, litigation or proceeding related to or arising from any Transaction Document, the transactions contemplated thereby, the use of the proceeds of any Purchase Price payment, the ownership of the Receivables or any other investigation, litigation or proceeding relating to the Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated thereby;

(viii)	any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)	any Amortisation Event described in Clause 6.1(d);

(x)	any failure to vest and maintain vested in the Buyer, or to transfer to the Buyer, beneficial title to the Receivables and the Collections and all of the Originator’s right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xi)	any action or omission by the Originator which reduces or impairs the rights of the Buyer with respect to any Receivable or the value of any such Receivable; or

(xii)	any attempt by any Person to void the purchase of Receivables by the Buyer under statutory provisions or common law or equitable action.

7.2	Other Costs and Expenses

(a)	Subject to any other agreements between the Buyer and the Originator, the Originator shall pay to the Buyer all reasonable costs and actual out-of-pocket expenses in connection with the preparation, execution and delivery of this Deed, the transactions contemplated hereby and the other documents to be delivered hereunder.

(b)	The Originator shall pay to the Buyer any and all costs and expenses of the Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Deed and the other documents delivered hereunder and in connection with any restructuring or workout of this Deed or such documents, or the administration of this Deed following an Amortisation Event.

8. ADMINISTRATION AND COLLECTION

8.1	Designation of Sub-Servicer

The Originator has been designated, and has agreed to act as a sub-servicer (the “Sub-Servicer”) for the Buyer in the Buyer’s capacity as the Servicer pursuant to the terms of the Purchase Agreement, (receipt of a complete copy of which is hereby acknowledged by the Originator) and to perform all of the duties and obligations of the Servicer set out in this Agreement and in the Purchase Agreement with respect to all Receivables originated by the Originator, the Related Security related thereto and Collections thereof.

8.2	Collection Account

The Originator hereby authorises the Buyer, and agrees upon acceptance by the Buyer of the offer made in the Offer Notice delivered pursuant to Clause 2.1(a) by payment of the Purchase Price in accordance with Clause 2.3, the Buyer shall be entitled, subject to the occurrence of a declaration of an Amortisation Event under Clause 6.2(a) or an Amortisation Event pursuant to Clause 6.1(d), to (i) endorse the Buyer’s name on cheques and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or appropriate to cause all cash, cheques and other instruments constituting Collections of Receivables to come into the possession of the Buyer.

8.3	Responsibilities of Originator

Notwithstanding any provision in this Deed to the contrary notwithstanding, the exercise by the Buyer (or its assignees) of its rights hereunder shall not release the Sub-Servicer from any of its duties or obligations with respect to any Receivables or under the related Contracts or Invoices. The Buyer shall have no obligation or liability with respect to any Receivables or related Contracts or Invoices, nor shall Buyer be obligated to perform the obligations of the Originator.

8.4	Servicing Fees

In consideration of the Sub-Servicer’s agreement to perform the duties and obligations of the Servicer under the Purchase Agreement, the Buyer hereby agrees that, so long as the Originator shall continue to perform as the Sub-Servicer hereunder, the Buyer shall pay over to the Originator a fee (the “Sub-Servicing Fee”) on each Settlement Date, in arrears for the immediately preceding calendar month, equal to the Originator’s ratable share of the Servicing Fee (measured by the relative percentage the Receivables bear to all Receivables under the Purchase Agreement such immediately preceding month) paid to the Buyer under the Purchase Agreement, as compensation for its servicing activities.

8.5	Reports

The Originator shall provide all information necessary or appropriate to enable the Servicer to prepare reports in accordance with Section 8.5 of the Purchase Agreement.

9. TERMINATION

This Deed shall terminate upon the indefeasible payment in full of the Aggregate Unpaids having been effected.

10. MISCELLANEOUS

10.1	Recoupment of Value Added Tax

(a)	Where a Receivable has become a Defaulted Receivable and has been overdue for 180 days or more, the Buyer may, where legally possible, re-assign to the Originator for consideration of £1.00, and the trusts declared in this clause, the relevant Defaulted Receivable and the Originator shall accept such re-assignment without recourse or warranty on the part of the Buyer. The Buyer will not be liable for breach of warranty of title with respect to the rights, claims and collateral transferred to the Originator.

(b)

The Originator shall use its reasonable endeavours to recover all amounts in respect of that Defaulted Receivable, including the VAT (or the appropriate part thereof) that it is entitled to reclaim (by way of bad debt relief) in respect of each such Defaulted Receivable from the appropriate tax authorities. Except to the extent that the Buyer has already been fully compensated for the non-receipt of a Defaulted Receivable pursuant to Clause 2.4, the Originator shall hold all amounts recovered in respect of such Defaulted Receivable (including any VAT recovered from a tax authority) on trust for the Buyer and promptly remit those amounts to the Buyer (and any such amount will be paid into the UK Collection Account and treated as a Collection).

10.2	Waivers and Amendments

(a)	No failure to exercise, nor any delay in exercising, on the part of the Buyer (or its assigns), any right or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

(b)	No provision of this Deed may be amended, supplemented, modified or waived except in writing signed by the Originator and the Buyer and, to the extent required under the Purchase Agreement, the Agent and the Financial Institutions or the Required Financial Institutions.

10.3	Notices

All communications and notices provided for under this Deed shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties to this Deed at their respective addresses or telecopy numbers set out on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties to this Deed. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Clause 10.3.

10.4	Further Assurance

a)	The Originator agrees that it will promptly execute and deliver all instruments and documents, at its own expense, and take all actions, that may be necessary or appropriate, or that the Buyer (or its assigns) may request,

(i)	to effect or perfect the assignment, transfer or proper vesting (free and clear from Adverse Claims other than in favour of the Buyer (and its assignees)) of the interests of the Buyer and the Purchaser Interests of the Receivables, Related Security and Collections;

(ii)	to perfect, maintain perfection, protect or more fully to evidence or secure title or other proprietary interests to the Receivables, any of the Related Security, Collections or other claims, rights and collateral granted in accordance with this Deed;

provided that no such act required to effect, perfect, assign, transfer or vest legal title in the Receivables, any of the Related Security or Collections may be taken unless a declaration has been made under Clause 6.2(a) or following the occurrence of an Amortisation Event specified in Clause 6.1(d).

(b)	At any time after the occurrence of a declaration under Clause 6.2(a) or the occurrence of an Amortisation Event specified in Clause 6.1(d), the Buyer (or its assigns) may, at the Originator’s sole cost and expense, direct the Originator to notify the Obligors of Receivables of the ownership interests of the Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Buyer or its designee.

(c)	The Originator irrevocably authorises the Buyer (and its assigns) at the sole discretion of the Buyer (or its assigns), and appoints the Buyer (and its assigns) as its attorney(ies)-in-fact, to act on its behalf to perform or cause performance of the Originator’s obligations in accordance with the provisions of this Deed, and for its use and benefit at any time after the occurrence of a declaration under Clause 6.2(a) or the occurrence of an Amortisation Event specified in Clause 6.1(d).

10.5	Confidentiality

(a)	The Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Deed and the other confidential or proprietary information with respect to the Agent and Company and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Originator and its officers and employees may disclose such information to Originator’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b)

Notwithstanding anything herein to the contrary, the Originator hereby consents to the disclosure of any non-public information with respect to it (i) to the Buyer, the Agent, the Financial Institutions or the Company by each other, (ii) by the Buyer, the Agent or the Purchasers to Bank One (Europe) Limited and (iii) by the Agent to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to Company or any entity organised for the purpose of purchasing, or making loans secured by, financial assets for which Bank One acts as the administrative agent and to any officers, directors, employees, outside accountants and legal counsel of any of the foregoing. In addition, the Buyers and the Agent may disclose any such non-public information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law). The Agent or the Purchasers may disclose any non-public information with respect to the Originator to any prospective or actual assignee or participant of any of them or to any Commercial Paper dealer, with the prior written consent of JohnsonDiversey, Inc., provided that the Agent and the Purchasers may disclose any non-public information to any such Person, without the consent of JohnsonDiversey, Inc., any other Originator or any other Person, if such information is presented on a portfolio basis, does not explicitly refer to the Originator and does not disclose specific financial information in respect of the Originator.

(c)	The Buyer shall procure that each of the Financial Institutions, the Company and the Agent shall maintain, and shall cause each of their respective employees and officers to maintain, the confidentiality of non-public proprietary information with respect to Originator and its business obtained by it in connection with structuring, negotiating and execution of the transactions contemplated herein.

(d)	Notwithstanding anything herein to the contrary, each party hereto (and each employee, representative, or other agent of any of the foregoing) may disclose to any and all persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of U.S. Treasury Regulation Section 1.6011-4) of the transaction contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing has been so authorised since the commencement of discussions regarding the transaction contemplated hereby.

10.6	Bankruptcy Petition

(a)	The Originator and the Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Company or any Financial Institution that is a special purpose bankruptcy remote entity, it will not institute against, or join any other Person in instituting against, the Company or any such entity any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b)	The Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of the Buyer under the Purchase Agreement, it will not institute against, or join any other Person in instituting against, the Buyer any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

10.7	Governing Law

This Deed is governed and shall be construed in accordance with the laws of England and Wales.

10.8	Courts of England

Each of the parties to this Deed irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Deed (respectively “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts.

10.9	Waiver

Each of the parties to this Deed irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.

10.10	Service of Process

The Buyer agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in England, to JohnsonDiversey UK Limited at Weston Favell Centre, Northampton NN3 8PD or its registered office for the time being. If the appointment of the person mentioned in this Clause 10.10 ceases to be effective in respect of it, it shall immediately appoint a further person in England to accept service of process on its behalf in England. Nothing contained in this Deed shall affect the right to serve process in any other manner permitted by law.

10.11	Proceedings in Other Jurisdictions

Nothing in this Clause 10 shall (nor shall it be construed so as to) limit the right of the parties to this Deed to take Proceedings against the other party in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

10.12	General Consent

Each of the parties to this Deed consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

10.13	Waiver of Immunity

To the extent that any party to this Deed may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), such party irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

10.14	Integration; Binding Effect; Survival of Terms

(a)	Each Transaction Document contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter of this Deed and shall constitute the entire agreement among the parties hereto with respect to the subject matter of this Deed superseding all prior oral or written understandings.

(b)	This Deed shall be binding upon and inure to the benefit of the Originator, the Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy).

(c)	Without limiting the foregoing, the Originator acknowledges that the Buyer may assign pursuant to the Purchase Agreement, for the benefit of the Purchasers, its rights, remedies, powers and privileges under this Deed and that the Purchasers and/or the Company may further assign such rights, remedies, powers and privileges to the extent permitted by the Purchase Agreement.

(d)	The Originator agrees that the assignee of the Buyer in accordance with paragraph (c) above, shall, subject to the terms of the Purchase Deed, have the right to enforce this Deed and to exercise directly all of the Buyer’s rights and remedies under this Deed (including, without limitation, the right to give or withhold any consents or approvals of the Buyer to be given or withheld hereunder).

(e)	This Deed shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by the Originator pursuant to Clause 3; (ii) the indemnification and payment provisions of Clause 7; (iii) Clauses 10.4 and 10.5 shall be continuing and shall survive any termination of this Deed.

10.15	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Deed; or

(b)	the legality, validity or enforceability of such provision under the Law of any other jurisdiction.

10.16	Counterparts

This Deed may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.17	Third Party Rights

It is agreed that otherwise than in circumstances where the requirements of this Deed with regard to assignments and transfers are satisfied, no term of this Deed shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not or has not become a party to this Deed, provided that the Agent and the Purchasers shall have the right to enforce any express provision relating to any rights in their favour contained in this Deed.

This Deed has been entered into on the date stated at the beginning of this Deed.

JOHNSONDIVERSEY UK LIMITED

Signed as a Deed by Luis Machado	)
for and on behalf of	)
JOHNSONDIVERSEY UK LIMITED	)
under a power of attorney dated October 2003)
in the presence of	)

Luis Machado as attorney for JohnsonDiversey UK Limited

Signature of witness

Name:

Address:

Occupation:

JWPR CORPORATION

By:
Name:
Title:

Address:

SCHEDULE 1

Places of Business; Locations of Records

(i)	Places of Business:

Weston Favell Centre

Northampton NN3 8PD

(ii)	Locations of Records:

Weston Favell Centre

Northampton NN3 8PD

(iii)	Corporate, Partnership Trade and Assumed Names:

Johnson Diversey

JohnsonDiversey UK Limited

SCHEDULE 2

UK Collection Account(s); Collection Bank(s)

Collection Account	Collection Bank

JohnsonDiversey UK Limited Collections Account	National Westminster Bank PLC

SCHEDULE 3

Credit and Collection Policy

(Updated January 2003)

NEW ACCOUNTS

New accounts must be covered by an application form properly completed and signed by the customer in conjunction with a DiverseyLever representative.

All new customers are checked with ICC Credit Data and telephoned by a member of Credit Control in order to check that we have understood their purchase accounting requirements and have correct invoice and statement address details. If necessary trade references must be taken up.

If satisfactory responses are obtained the internal New Customer record form will be stamped and dated and signed before passing to Business Services for loading on the mainframe Customer Database. At this point an appropriate credit limit will be allocated.

Any customer who whose application fails to achieve the required standard will be contacted and offered “pro forma” or “cheque with order terms”.

AUTHORISATION PROCEDURES MINIMUM AUTHORITY

CREDIT LIMITS

Up to £30,000	Team Manager Credit Control

Up to £60,000	Credit and Invoice Manager

> £60,000	Customer Services Director

The following changes to Sales Ledger Master Data are password protected within the Mainframe CICS system and may only be performed by the Credit and Invoice Manager or either Credit Control Team Managers:

Settlement period (days)

Settlement period (%)

Settlement Rebate Numbers

Settlement Rebate SAP G/L Code

Un-merge Accounts

Statement Suppression

Dunning Letter Suppression

Change Sales Ledger Administrator Number

Credit Limit (Value)

Stop Credit Category

RELEASING ORDERS FROM STOP CREDIT

This function is carried out on a day to day basis without supervision by the Credit Control Administrators who, provided they have completed their formal Credit Control training program, have the authority vested in them by the Credit and Invoice Manager.

ACCEPTANCE OF ORDERS FROM HIGH RISK CUSTOMERS

Orders from this category of customer will only be accepted subject to the approval of the Credit and Invoice Manager. They will be allocated to a special “High Risk” section of the ledger and carefully controlled by a Senior Credit Control Administrator.

DIVERSEYLEVER AND UNILEVER ACCOUNTS

These accounts are administered via the main Sales ledger System but are subject to the provisions of Unilever Business group Policy 12 and Unilever’s Quarterly balance Agreement System (UBAS). Under UBAS, all group companies are required to confirm the Net balance between them at each quarter end using a Lotus Notes database. Details of both UBAS and Business Group Policy 12 are enclosed.

QUERY MANAGEMENT

Queries are recorded and managed via a Mainframe based system details are enclosed.

AUTHORISATION OF RECEIVABLES JOURNAL VOUCHERS

All receivables Journal Vouchers are signed by the Credit and Invoice Manager. In the case of Credit Balance refunds, senior members of the Financial Team shall sign the accompanying Cheque Requisition to provide independent verification.

ITEM TRANSFERS

Item transfers do not affect the overall value of Accounts Receivable but merely enable the transfer of live items between individual accounts. There is no authorisation unless the value of any individual item exceeds £1,000 in which case the item(s) concerned are initialled by the Credit and Invoice Manager or one of the Team Managers.

Operation of Credit Limits

NEW PROCEDURE FOR THE OPERATION OF CREDIT LIMITS

All new accounts must be allocated viable initial credit limits supported by appropriate trade references and ICC recommendations. If these do not support a credit limit the decision whether to allocate one is to be made by Roger Hornett, Ann Harmsworth, Paul Jesson or Emma Dobson by referring the trade references and a copy of the ICC report to them for signature.

Please note: This will form part of our new account routine.

ORDERS EXCEEDING ACOUNT CREDIT LIMITS

Every order or group of orders displayed on the DOCS screen with an “L” (Credit Limit Exceeded) which displays the following criteria must be referred to Roger Hornett, Ann Harmsworth, Paul Jesson or Emma Dobson for approval to release them from Stop Credit:

Food Group	> £2000

Agriculture	> £2000

Channel (distributors)	> £5000

Cash & Carry	> £5000

Institutional Direct	> £2000

Laundry	> £1000

The referral must be supported by a print of the relevant SLAD screens onto which must be written the order number(s) and value(s).

Approval to release the order(s) will take the form of a signature and documented reasoning on the SLAD print and may involve a review of the credit limit, supported by a suitable D&B report.

Once approval is given the Credit Controller may release the order from stop credit in the usual way via the DOCS / STOP function.

If approval is rejected instructions will be issued for further collection activity / liaison with the sales-force.

The approval documents whether signed or rejected must placed in a central tray for filing.

Roger Hornett

Credit & Invoice Manager

(Updated 15 January 2003)

SCHEDULE 4

Form of Subordinated Note

[             ], 2003

This Subordinated Promissory Note (this “Note”) is the “Subordinated Note” referred to in the Receivables Offer Deed dated [ ] October, 2003 between JWPR CORPORATION (the “Issuer”) and JOHNSONDIVERSEY UK LIMITED (the “Holder”) (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Offer Deed”). Terms used and not otherwise defined herein shall have the meanings assigned in the Offer Deed.

1.	PRINCIPAL.

For value received, the Issuer promises to pay to the order of the Holder, at its office at Weston Favell Centre, Northampton NN3 8PD or at such other place as Holder may from time to time designate in writing, the aggregate unpaid principal sum outstanding of all Subordinated Loans made from time to time by the Holder to the Issuer pursuant to and in accordance with the terms of the Offer Deed, as shown in the appropriate column of the schedule attached to and made part hereof, together with accrued interest from the date of disbursement hereunder on the unpaid principal at the applicable rate as set out in paragraph 4 below. As used herein, the term “Holder” shall mean the Holder and, subject to paragraph 17 below, any subsequent holder of this Note, whichever is applicable from time to time.

2.	MATURITY DATE.

The unpaid principal balance hereof, together with all unpaid interest accrued thereon, shall be due and payable on the date following the Amortisation Date which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables in accordance with the Offer Deed has been reduced to zero and (ii) the Holder has paid to the Issuer all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Purchases (the “Collection Date”).

3.	PREPAYMENT.

This note may be prepaid in full or in part at any time without penalty following not less than three days prior written notice to the Holder. Each partial prepayment shall be in integral multiples of US$500,000.

4.	INTEREST RATE.

(a)	Definitions: As used herein, “LIBOR” shall mean the rate for an interest period of three months, or such other period as the Holder may determine, at which deposits in U.S. Dollars are offered in the London interbank market for a period corresponding to the duration of such interest period as appears on Telerate Page 3740 at approximately 11:00 a.m. (London time) two business days prior to the first day of such interest period.

(b)

Applicable Rate: The principal amount outstanding hereunder from time to time shall bear interest, without compounding, at a rate per annum (based on a 360 day year) adjusted on a quarterly basis, equal to the greater of (i) LIBOR as determined by the Holder two business days prior to the last day of each of the Issuer’s fiscal quarters, plus 100 basis points, or (ii) 25 basis points over the Holder’s cost of funds as determined by the Holder in good faith. All accrued interest hereunder shall be due and payable on the last day of each of The Issuer’s fiscal quarters.

5.	MANNER OF PAYMENT.

Principal and interest are payable in Sterling. Payments shall be made to Holder at its office set out above.

6.	APPLICATIONS OF PAYMENT.

Any payments received by Holder pursuant to the terms hereof shall be applied first to the payment of accrued interest and the balance, if any, shall be applied to the payment of outstanding principal.

7.	NET PAYMENTS.

All sums payable under this Note shall be paid free and clear of, and without deduction or withholding on account of, any tax imposed, levied, collected, withheld or assessed by or within any jurisdiction from or to which a payment is made. If The Issuer, or any other person making a payment on behalf of The Issuer, is required by law to make any deduction, withholding or payment on account of any such tax from any amount payable hereunder, the sum payable by The Issuer shall be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment, the Holder receives on the due date, and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to what it would have received and retained had no such deduction, withholding or payment been required or made.

8.	SUBORDINATION.

The indebtedness evidenced by this Note is subordinated to the prior payment in full of all of the Issuer’s recourse obligations under the Purchase Agreement. The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the successors and assigns of the interests of JWPR Corporation under the Purchase Agreement (collectively, the “Senior Claimants”). Until the date all obligations of the Issuer under the Purchase Agreement (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, the Holder shall not demand, accelerate, sue for, take, receive or accept from the Issuer, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment or security of all or any of the indebtedness under this Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that nothing in this paragraph shall restrict the Issuer from paying, or the Holder from requesting, any payments under this Note so long as the Issuer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the funds used for such payments to any of the Senior Claimants and further provided that the making of such payment would not otherwise violate the terms and provisions of the Purchase Agreement. Should any payment, distribution or security or proceeds thereof be received by the Holder in violation of the immediately preceding sentence, Holder agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to JWPR Corporation for the benefit of the Senior Claimants.

9.	BANKRUPTCY. INSOLVENCY.

Upon the occurrence of any proceeding of the type described in Clause 9.1(d) of the Purchase Agreement involving the Issuer as seller, then and in any such event, the Senior Claimants shall receive payment in full of all amounts due to the Senior Claimants from the Issuer before the Holder is entitled to receive payment on account of this Note, and to that end, any payment or distribution of assets of the Issuer of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to JWPR Corporation for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

10.	EVENT OF DEFAULT.

The occurrence of any of the following events shall be deemed to be an event of default (“Event of Default”) hereunder:

(a)	the failure of the Issuer to pay punctually principal or interest when due in accordance with the terms and conditions of this Note;

(b)	the insolvency of the Issuer or the inability of the Issuer to pay its debts as they fall due, the cessation of the Issuer’s business as a going concern, the general assignment by the Issuer for the benefit of creditors, or the appointment of a receiver or trustee for the Issuer or any substantial part of the property of the Issuer (which appointment is not dismissed within 30 days); or

(c)	the commencement by or against the Issuer, or any substantial part of the property of the Issuer, of any proceedings under any applicable bankruptcy, insolvency, liquidation, or other similar law now or hereafter in effect, in each case, where such proceeding is not discharged or dismissed within 30 days.

9.	REMEDIES.

Subject to paragraph 8 above, upon the occurrence and during the continuance of an Event of Default, (a) the entire principal amount outstanding together with all accrued interest thereon and all other sums payable hereunder shall, at the option of Holder, without demand or notice, immediately become due and payable, and (b) the entire principal amount outstanding together with all accrued interest thereon and all other sums payable hereunder shall bear interest from the date such defaulted amount became due at a rate per annum (based on a 360 day year) equal to the rate of interest applicable thereto immediately prior to such default plus two per cent. per annum, compounded daily, until the day actual payment is made in full. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right.

10.	WAIVER.

The Issuer hereby waives diligence, presentment, protest and demand, notice of protest, dishonour and non-payment of this Note and expressly agrees that, without in any way affecting the liability of the Issuer hereunder, the Holder may extend any maturity date or the time for payment of any instalment due hereunder, accept additional security, release any party liable hereunder and release any security now or hereafter securing this Note. The Issuer further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defence to and demand on this Note, or on any deed of trust, security agreement, lease assignment, guaranty or other agreement now or hereafter securing this Note.

11.	ATTORNEYS’ FEES.

If this Note is not paid when due or if any Event of Default occurs, the Issuer promises to pay all costs of enforcement and collection, including but not limited to, the Holder’s reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof.

12.	SEVERABILITY.

Every provision of this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction, to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

13.	INTEREST RATE LIMITATION.

The Holder and the Issuer stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law. In the event that it should be determined that, for any reason, the rate of interest applicable under this Note exceeds the maximum rate permitted by law, or if any Holder of this Note shall collect moneys which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of the Holder, be credited to the payment of the sums due hereunder or returned to the Issuer.

14.	AMENDMENTS.

This Note shall not be amended or modified except in accordance with Clause 10.2 of the Offer Deed.

15.	ASSIGNMENT.

This Note may not be assigned, pledged or otherwise transferred to any party other than the Holder without the prior written consent of JWPR Corporation, and any such attempted transfer shall be void.

16.	NUMBER AND GENDER.

In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa, if the context so requires.

17.	HEADINGS.

Headings at the beginning of each numbered paragraph of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note.

18.	CHOICE OF LAW.

This Note shall be governed by and construed in accordance with the laws of the State of Illinois (without reference to principles of conflicts of laws).

19.	RECORDS OF LOANS, PAYMENTS, INTEREST RATES AND INTEREST PERIODS.

The Holder shall record, in accordance with its usual practice, the date and amount of each Subordinated Loan and payment with respect to this Note. The Holder’s records shall be rebuttably presumptive evidence of the subject matter thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer and the Holder have executed this Note as of the day and year first above written.

JWPR CORPORATION

By:

Name:

Title:

Signed as a Deed by Luis Machado for and on behalf of JOHNSONDIVERSEY UK LIMITED under a power of attorney dated October 2003 in the presence of

Luis Machado as attorney for JohnsonDiversey UK Limited

Signature of witness

Name:

Address:

Occupation:

SCHEDULE

TO

SUBORDINATED NOTE

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by

SCHEDULE 5

Part 1

Documents to be Delivered to Buyer on or Prior to the Purchase

1.	A certificate of a director or the secretary of the Originator in the form set out in Part 2 of this Schedule (Certificate of Originator) attaching certified (i) copies of the latest version of the constitutional documents of the Originator; (ii) a copy of the resolution of the board of directors of the Originator authorising the entering into, and execution, delivery and performance by the Originator of the Transaction Documents to which it is a party; and (iii) list of the names and true signatures of the officers authorised on its behalf to sign the Transaction Documents (on which certificate the Buyer may conclusively rely until such time as the Purchaser receives from the Originator a revised certificate meeting the requirements of this paragraph 1).

2.	A Solvency Certificate in respect of the Originator, in form and substance satisfactory to the Buyer.

3.	A favourable opinion of White & Case, legal advisers to the Agent, as to the sale of the Receivables and other relevant matters, in such form as the Agent may reasonably require.

4.	A favourable opinion of Coudert Brothers, legal advisers to the Originator, as to due incorporation, capacity and authorisation, in such form and with such content as the Buyer may reasonably require.

5.	A certified copy of the Credit and Collection Policy prepared by the Originator, in form and substance satisfactory to the Buyer.

6.	Execution of this Deed and evidence of the execution of all the other Transaction Documents and all related documents in each case by each of the parties thereto.

7.	Certified copies of the agreed form of standard terms and conditions of sale.

8.	An Unilever Report (as defined in Clause 13 of the Deed of Trust and Charge) duly initialled by the Originator.

Part 2

Form of Compliance Certificate

To:	the Buyer

We refer to the receivables offer deed (the “UK ROD”) dated [ ] October 2003 and made between JWPR Corporation as Buyer and JohnsonDiversey UK Limited as Originator. Terms defined in the UK ROD shall have the same meanings in this Certificate.

I, [name], a Director of JohnsonDiversey UK Limited of [             ] (the “Originator”)

CERTIFY that:

(a) attached to this Certificate marked “A” are true, correct, complete and up-to-date copies of all documents which contain or establish or relate to the constitution of the Originator;

(b) attached to this Certificate marked “B” is a true, correct and complete copy of resolutions duly passed at [a meeting of the Board of Directors and/or Shareholders] of the Originator duly convened and held on [            ] approving the UK ROD and each other Transaction Document to which the Originator is a party to which the Originator is a party and authorising its execution, signature, delivery and performance and such resolution has not been amended, modified or revoked and are in full force and effect; and

(c) the entry into and performance of the UK ROD by the Originator will not breach any borrowing or other indebtedness limit to which the Originator is subject;

The following signatures are the true signatures of the persons who have been authorised to sign the Transaction Documents on behalf of the Originator and to give notices and communications, under or in connection with the UK ROD on behalf of the Originator.

Name	Position	Signature

[ ]	[ ]	[ ]

Signed:
Director

Date:	[ ]

SCHEDULE 6

Form of Offer Notice

From:	JohnsonDiversey UK Limited

Weston Favell Centre, Northampton NN3 8PD, United Kingdom

To:	JWPR Corporation
CSC Services of Nevada Inc.
502 East John Street
Carson City
NV 89706

Date: •

Dear Sirs,

1.	We refer to the Receivables Offer Deed (as from time to time amended, varied, novated or supplemented, the “Receivables Offer Deed”) dated [ ] October 2003 and made between JohnsonDiversey UK Limited (the “Originator”) and JWPR Corporation (the “Buyer”). Terms defined in the Receivables Offer Deed, and not otherwise defined herein, shall have the same meanings in this Offer Notice.

2.	Subject to the terms of the Purchase Agreement, we wish to sell, assign, transfer, set-over and otherwise convey to you (with full title guarantee and by way of assignment), without recourse (except to the extent expressly provided in the Receivables Offer Deed), all of our right, title and interest in and to (i) all of the Receivables existing as of the date hereof details of which are set out in the Exhibit to this Offer Notice and (ii) all Receivables hereafter arising through and including the Amortisation Date, together, in each case, with all Related Security relating thereto and all Collections thereof.

3.	The offer contained in this Offer Notice can be accepted only by the Buyer paying, or procuring payment, to the Originator of the Purchase Price in cash by transferring, or by procuring the transfer of, (by one or more transfers), such amount to [receiving bank] account number [ ]. The payment of such amount as aforesaid shall constitute the unconditional and irrevocable acceptance of the offer contained in this Offer Notice. The offer contained in this Offer Notice shall not be capable of acceptance in any other manner.

4.	We confirm that:

(a)	each of the conditions contained in Clause 4.1 of the Receivables Offer Deed (other than those which have been waived by you) is satisfied on the date of this Offer Notice and will be satisfied immediately after giving effect to the proposed sale of the Receivables specified in paragraph 2 of this Offer Notice by payment of the Purchase Price in accordance with Clause 2.3 of the Receivables Offer Deed;

(b)	the representations and warranties contained in Clause 3 of the Receivables Offer Deed which are expressed to be made or repeated on the date of this Offer Notice are true and correct with reference to the facts and circumstances now subsisting and will be true and correct immediately after giving effect to the proposed sale of the Receivables specified in paragraph 2 of this Offer Notice by payment of the Purchase Price in accordance with Clause 2.3 of the Receivables Offer Deed; and

(c)	no Amortisation Event and, to the best of our knowledge and belief having made all reasonable and proper enquiries, no Potential Amortisation Event has occurred and is continuing or would result from the sale of the Receivables specified in paragraph 2 of this Offer Notice.

4.	This Offer Notice is governed by, and shall be construed in accordance with, English law.

Yours faithfully,

JohnsonDiversey UK Limited

By:
Name:
Title:

Exhibit

Receivables Existing as at the date of the Offer Notice – JohnsonDiversey UK Limited